Exhibit 99.1

FOR IMMEDIATE RELEASE

December 12, 2005

Contacts:   (Media) Marybeth Thorsgaard 763-764-6364
(Analysts) Kris Wenker 763-764-2607

GENERAL MILLS INCREASES DIVIDEND

COMPANY SAYS 2006 FIRST-HALF PERFORMANCE AHEAD OF PLAN

FISCAL 2006 EARNINGS GUIDANCE MODESTLY INCREASED

        MINNEAPOLIS, MINN. — The General Mills Board of Directors today approved an increase in the company’s quarterly dividend to 34 cents per share, payable on Feb. 1, 2006, to shareholders of record Jan. 10, 2006. The previous quarterly dividend rate of 33 cents per share was established effective with the Aug. 1, 2005, payment and represented a 6 percent increase over the quarterly dividend rate paid in General Mills’ 2005 fiscal year.

        General Mills said its second dividend rate increase within the past six months is a reflection of the company’s good earnings momentum and cash flow through the first half of the 2006 fiscal year. The company said that while second-quarter segment operating profits will be below strong prior-year levels, second-quarter net earnings are expected to increase to between 96 and 97 cents per share, including an estimated 4 to 5 cents of dilution associated with accounting for contingently convertible debt. General Mills plans to announce its second-quarter results on December 22, 2005.

        “Our first-half performance is running ahead of plan, which gives us the opportunity to further increase shareholder dividends this year, while we also reinvest some of our earnings in brand-building marketing programs,” said General Mills Chairman and Chief Executive Officer Steve Sanger. “Our earnings expectations for the second half include significant year-over-year increases in consumer marketing expense and input costs. But based on our good first-half performance, we are modestly raising 2006 earnings guidance to a range of $2.80 to $2.85 per share, including an estimated 8 cents of dilution associated with accounting for contingently convertible debt.”

        Previously, the company’s 2006 guidance was for earnings of $2.78 to $2.83 per share, including an estimated 7 cents of dilution associated with accounting for contingently convertible debt.

        General Mills recently completed a consent solicitation related to its zero coupon convertible debentures, and made an irrevocable election to satisfy in cash future repurchases or conversion of the debentures that remain outstanding. As a result of these actions, beginning in General Mills’ 2006 fiscal third quarter no shares of common stock underlying the debentures will be considered outstanding for purposes of calculating General Mills’ diluted earnings per share. This is consistent with the estimated 8 cents of dilution in 2006 for contingently convertible debt as noted above.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements regarding our second-quarter earnings and 2006 earnings guidance, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Our future results could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; actions of competitors other than as described above; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards and labeling and advertising regulations; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; benefit plan expenses due to changes in plan asset values and/or discount rates used to determine plan liabilities; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

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